Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Non-GAAP Operating Income of $13 Million

Amylin Well Positioned for Anticipated Launch of BYDUREONTM in Early 2012

San Diego, CA – October 19, 2011 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended September 30, 2011.

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Total revenue was $175.0 million, which included net product sales of $155.1 million and a $15.0 million milestone payment from Eli Lilly and Company in connection with the launch of BYDUREON in the European Union

•	Non-GAAP operating income was $13.0 million, compared to a non-GAAP operating loss of $16.1 million for the same period in 2010

•	GAAP net loss was $13.2 million, or $0.09 per share, compared to $50.7 million, or $0.35 per share, for the same period in 2010

•	Cash, cash equivalents, short-term investments and restricted cash totaled $460.8 million at the end of the quarter

“We continue to advance our goal of bringing the first ever once-weekly diabetes therapy to patients in the U.S. We are closely monitoring BYDUREON launches across Europe and will apply insights from those launches to our U.S. planning for this important therapy,” said Daniel M. Bradbury, president and chief executive officer of Amylin Pharmaceuticals. “Additionally, we look forward to the FDA’s anticipated decision on an expanded label for BYETTA for use with insulin glargine. We believe this complementary approach to glycemic control will be a smart partnership that could result in an important new treatment option for patients. We continue our focus on fiscal discipline as we execute against our strategic objectives through the end of the year, and plan for the pivotal year ahead.”

Highlights of Amylin’s Third Quarter and Recent Activities

BYDUREON

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Submitted a reply to a complete response letter by the U.S. Food and Drug Administration (FDA) regarding BYDUREON™ (exenatide extended-release for injectable suspension), which included results from a thorough QT study that showed exenatide, at and above therapeutic levels, did not prolong the corrected QT interval in healthy individuals

•	Announced that the FDA assigned a new Prescription Drug User Fee Act (PDUFA) action date of January 28, 2012 for BYDUREON

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Presented compelling efficacy and safety data at the European Association for the Study of Diabetes (EASD) Annual Meeting from the DURATION-3 and -4 trials. The studies demonstrated that patients treated with BYDUREON experienced significant improvements in select cardiovascular risk factors, including improvements in composite endpoints related to body weight, abnormal blood pressure and abnormal lipid levels, in comparison to patients who received commonly prescribed diabetes treatments

Obesity Program

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Announced the discontinuation of the pramlintide/metreleptin development program for obesity. The joint decision between Amylin and Takeda Pharmaceuticals Limited was based on a commercial reassessment of the pramlintide/metreleption program. The companies continue to evaluate other assets as potential candidates for the treatment of obesity and related indications under the terms of their existing collaboration agreement

Quarter Ended September 30, 2011

Net product sales of $155.1 million for the quarter ended September 30, 2011 include $128.1 million for BYETTA® (exenatide) injection and $27.0 million for SYMLIN® (pramlintide acetate) injection. This compares to net product sales of $154.0 million, consisting of $132.4 million for BYETTA and $21.6 million for SYMLIN for the same period in 2010. Revenues under collaborative agreements were $19.9 million for the quarter ended September 30, 2011, and included a $15.0 million milestone payment from Lilly in connection with the launch of BYDUREON in the European Union in July, compared to $2.1 million for the same period in 2010.

Selling, general and administrative expenses decreased to $63.1 million for the quarter ended September 30, 2011 from $70.0 million for the same period in 2010. The decrease primarily reflects lower expenses associated with BYDUREON pre-launch activities and a reduced cost structure associated with the Company’s efforts to drive efficiencies in the business.

Research and development expenses decreased to $46.6 million for the quarter ended September 30, 2011 from $51.2 million for the same period in 2010. The decrease reflects reduced spending for BYDUREON pre-launch inventory manufacturing, partially offset by increased spending on our metreleptin development program.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $59.0 million for the quarter ended September 30, 2011, compared to $61.2 million for the same period in 2010.

Non-GAAP operating income was $13.0 million for the quarter ended September 30, 2011 compared to a non-GAAP operating loss of $16.1 million for the same period in 2010. Net loss excluding restructuring charges was $10.7 million, or $0.07 per share, for the quarter ended September 30, 2011, an improvement of 76% compared to $44.7 million, or $0.31 per share, for the same period in 2010. GAAP net loss was $13.2 million, or $0.09 per share, for the quarter ended September 30, 2011, compared to a GAAP net loss of $50.7 million, or $0.35 per share, for the same period in 2010.

Nine Months Ended September 30, 2011

Total revenues for the nine months ended September 30, 2011 were $485.7 million. This includes net product sales of $460.7 million, including $385.1 million for BYETTA and $75.6 million for SYMLIN. This compares to net product sales of $488.8 million, consisting of $422.9 million for BYETTA and $65.9 million for SYMLIN for the same period in 2010.

Revenues under collaborative agreements were $25.0 million for the nine months ended September 30, 2011, and included a $15.0 million milestone payment from Lilly in connection with the launch of BYDUREON in the European Union in July, compared to $5.8 million for the same period in 2010.

Selling, general and administrative expenses decreased to $192.9 million for the nine months ended September 30, 2011 from $214.3 million for the same period in 2010. The 10% decrease primarily reflects decreased expenses associated with BYDUREON pre-launch activities, and reduced business infrastructure spending resulting from continued efforts to drive efficiencies in the business.

Research and development expenses decreased to $133.5 million for the nine months ended September 30, 2011 from $145.6 million for the same period in 2010. The 8.3% decrease reflects reduced spending for BYDUREON pre-launch inventory manufacturing and our efforts to manage our expenses, partially offset by increased spending on our BYDUREON cardiovascular outcomes study (EXSCEL) and metreleptin development program.

Collaborative profit sharing was $179.5 million for the nine months ended September 30, 2011, compared to $194.1 million for the same period in 2010.

Non-GAAP operating income was $8.0 million for the nine months ended September 30, 2011 compared to a non-GAAP operating loss of $27.3 million for the same period in 2010. Net loss excluding restructuring charges was $76.4 million, or $0.53 per share, for the nine months ended September 30, 2011, a 38% improvement compared to $123.7 million, or $0.86 per share, for the nine months ended September 30, 2010. GAAP net loss for the nine months ended September 30, 2011 was $81.9 million, or $0.56 per share, compared to GAAP net loss of $133.1 million, or $0.93 per share for the same period in 2010.

Conference Call

Amylin will webcast its Quarterly Update Call today at 5:00 p.m. ET/2:00 p.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its third quarter financial results. A slide presentation accompanying the conference call is available through the “Investors” section of Amylin’s corporate website at www.amylin.com.

To access the webcast, please log on to www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (800) 857-5738 (U.S./Canada) or (415) 228-4970 (international), participant passcode number 7156306. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (866) 415-3327 (U.S./Canada) or (203) 369-0696 (international).

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating income or loss excluding non-cash items and other items such as restructuring charges, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its stated goal of generating sustainable positive non-GAAP operating results is enhanced by this disclosure. In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California, and has a commercial manufacturing facility in Ohio. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA, SYMLIN or BYDUREON, and the revenues or royalties generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results, may not be predictive of real world use or may not achieve desired end-points; risks that the CMC section of the metreleptin BLA may not be submitted in a timely fashion or that the BLA will not receive regulatory approval; risks that our preclinical studies or the data analyses mentioned in this press release may not be predictive; risks that our NDAs for product candidates, such as the BYDUREON NDA, or sNDAs for label expansion requests, may not be submitted timely or receive FDA approval; risks that the information we provide in our response to the FDA’s BYDUREON complete response letter may not satisfy the FDA; risks that the FDA may request additional information prior to approving BYDUREON; risks that the launch of BYDUREON, if approved, will be delayed; risks that our expense reductions will not be as large as we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA, SYMLIN or BYDUREON. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues:
Net product sales	$155,075	$154,026	$460,703	$488,798
Revenues under collaborative agreements	19,889	2,075	25,040	5,825

Total revenues	174,964	156,101	485,743	494,623
Costs and expenses:
Cost of goods sold	11,671	12,680	36,058	47,644
Selling, general and administrative	63,059	70,019	192,901	214,331
Research and development	46,560	51,155	133,544	145,574
Collaborative profit sharing	58,959	61,249	179,462	194,056
Restructuring	2,499	6,028	5,483	9,452

Total costs and expenses	182,748	201,131	547,448	611,057
Operating loss	(7,784)	(45,030)	(61,705)	(116,434)
Interest and other income, net	(5,412)	(5,702)	(20,223)	(16,697)

Net loss	$(13,196)	$(50,732)	$(81,928)	$(133,131)

Net loss per share – basic and diluted	$(0.09)	$(0.35)	$(0.56)	$(0.93)

Shares used in computing net loss per share – basic and diluted	145,987	143,763	145,545	143,354

A reconciliation of reported GAAP operating net loss to non-GAAP operating income (loss) excluding non-cash items is provided in the table that follows (in thousands, unaudited):

	Quarter ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
GAAP operating loss	$(7,784)	$(45,030)	$(61,705)	$(116,434)
Stock-based compensation	7,409	7,030	23,277	27,234
Other non-cash compensation	4,333	4,021	12,914	15,631
Depreciation and amortization	11,602	13,712	36,866	42,443
Amortization of deferred revenue and other credits	(5,039)	(1,875)	(8,789)	(5,625)
Restructuring	2,499	6,028	5,483	9,452

Non-GAAP operating income (loss)	$13,020	$(16,114)	$8,046	$(27,299)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2011	December 31, 2010
Assets
Cash, cash equivalents and short-term investments	$445,826	$442,663
Restricted cash	15,000	15,000
Accounts receivable, net	50,853	54,645
Inventories, net	107,345	118,629
Other current assets	39,978	45,458
Property and equipment, net	825,205	811,745
Other assets	32,385	43,289

Total assets	$1,516,592	$1,531,429

Liabilities and stockholders’ equity
Current liabilities	242,285	401,595
Other liabilities, net of current portion	307,867	317,654
Long-term debt	653,964	468,697
Stockholders’ equity	312,476	343,483

Total liabilities and stockholders’ equity	$1,516,592	$1,531,429

CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Anne Erickson

Senior Director, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 754-4443

anne.erickson@amylin.com